Exhibit 99.1

Kinsale Capital Group Announces Board and Management Changes

RICHMOND, Va, January 5, 2024 – Kinsale Capital Group, Inc. (NYSE: KNSL) (the “Company”) announced today changes to its Board of Directors (the “Board”) and management structure effective March 1, 2024. Michael P. Kehoe has been appointed Chairman of the Board in addition to his role as Chief Executive Officer and Brian D. Haney, who is currently Executive Vice President and Chief Operating Officer, will succeed Kehoe as President of the Company. In addition, Robert Lippincott, III, who currently serves as Chairman of the Board, has been appointed Lead Independent Director.

“Our board and management team have a deep commitment to execute our business model efficiently and to deliver superior value to our shareholders,” said Lippincott. “I believe these changes will position the Company for continued growth and success in the future.”

Within the Company’s operations, Stuart P. Winston has been promoted to Senior Vice President and Chief Underwriting Officer, effective March 1, 2024, and will lead Kinsale’s insurance underwriting operations. Winston currently serves as Senior Vice President, Underwriting, and oversees the construction, excess casualty, general casualty, and small business underwriting divisions. Winston joined Kinsale in 2010 and has served in roles of increasing responsibility before being promoted to Senior Vice President, Underwriting in 2022. Prior to joining Kinsale, Winston held various underwriting positions at James River Insurance Company. Winston earned a B.A. in Managerial Economics from Hampden-Sydney College and Associate in Reinsurance (ARe) and Chartered Property Casualty Underwriter (CPCU) designations from The Institutes.

Patrick L. Dalton has been promoted to Senior Vice President and Chief Business Development Officer, effective March 1, 2024. In his new role, Dalton will lead business development and marketing. Previously, Dalton oversaw Kinsale’s professional lines underwriting and prior to that oversaw all of Kinsale’s casualty underwriting. Prior to joining Kinsale, Dalton held various underwriting positions at James River Insurance Company and USLI. Dalton earned a B.A. in Journalism, Public Relations, and Advertising from Temple University.

“One of our key principles is to promote leaders who help to drive our business forward and we believe these promotions demonstrate that philosophy. Both Stuart and Pat have exhibited strong track records of success at the Company, and I am confident in their abilities to achieve continued success in the future,” said Haney.

Dalton and Winston are employees of Kinsale Management, Inc., the management services company of Kinsale Capital Group, Inc. and its consolidated subsidiaries.

About Kinsale Capital Group, Inc.

Kinsale Capital Group, Inc. is a specialty insurance group headquartered in Richmond, Virginia, focusing on the excess and surplus lines market.

Contact

Kinsale Capital Group, Inc.
Bryan P. Petrucelli
Executive Vice President, Chief Financial Officer and Treasurer
804-289-1272